News Release

SINCLAIR REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

BALTIMORE (May 5, 2021) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2021.

First Quarter Highlights
•Consolidated total revenue decreased 6% to $1,511 million as compared to the first quarter of 2020.
•Consolidated operating income of $35 million, including $32 million of non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") decreased compared to operating income in the first quarter of 2020 of $327 million, which included $20 million of Adjustments. Excluding the Adjustments, operating income of $67 million decreased $280 million compared to the first quarter of 2020.
•Net loss attributable to the Company was $12 million versus net income of $123 million in the prior year period. Excluding the Adjustments, the Company had net income of $13 million.
•Consolidated Adjusted EBITDA, which excludes the Adjustments, of $182 million, decreased 35% versus the first quarter of 2020.

CEO Comment:
"Results for the quarter were much better than expected and reflect a strong recovery in the core advertising market, cost controls and timing of games played," said Chris Ripley, Sinclair's President & Chief Executive Officer. "We are optimistic that the rebound in advertising spending bodes well for the rest of the year, where we are lapping easy comparisons to the prior year, which was significantly impacted by the pandemic."

Ripley continued, "At the end of the quarter, Sinclair entered a new era of sports viewing with the rebranding of our RSNs with the Bally Sports name. The roll-out went off without a hitch, thanks to the tireless efforts of our entire sports marketing team. The feedback has been very positive across all stakeholders, as the rebrand was a significant upgrade to the product’s graphics, and we are energized to be bringing local sports viewers the very best experience to root for their favorite hometown sports teams. With the recent launch of our new Bally Sports App, the stage is set to elevate sports viewing to a whole new level, allowing a more interactive and personalized experience."

Ripley concluded, "We continue to focus on initiatives to create a more dynamic viewing experience across all our platforms, creating live interactive programming, building our gamification offerings, deploying NEXTGEN TV, and developing our direct to consumer platforms, to improve the consumer experience and engagement."

Recent Company Developments:
Content and Distribution:
•In March, the Company rebranded its acquired regional sports networks (RSNs) under the Bally Sports name, ushering in a new era in the way people watch and interact with live sports.

•In April, the new Bally Sports app for authenticated users was launched, allowing viewers to watch the entire programming line-up of their local RSN, 24 hours a day, including live games, with a significantly greater amount of functionality and features compared to the app it replaced.
•In February, the Miami Marlins and the Company entered into a binding term sheet for a multi-year media rights agreement, beginning with the 2021 Major League Baseball season, for Bally Sports Florida to continue as the television home of the Marlins.
•In April, the Company signed a multi-year enterprise partnership agreement with Operative Media to enable Sinclair to consolidate all its sellable advertising assets across its platforms into a single ad sales system. The framework will enable Sinclair to offer its customers a simplified and optimized solution to buying from its extensive ad inventory across all platforms.
•In April, Sinclair agreed to an over-arching distribution deal with Samsung TV for much of Sinclair's content to be accessible to Samsung TV viewers via apps. Sinclair content to be included includes free streaming platform STIRR, premium networks Tennis Channel (via TVE for authenticated subscribers) and Tennis Channel Plus (SVOD), as well as networks Comet TV and Charge!. Additional networks are expected to be available in the future, including the Bally Sports RSNs (via TVE for authenticated subscribers) and NewsOn.
•In March, fuboTV Inc. and Marquee Sports Network announced a carriage agreement to bring Chicago Cubs game coverage to the fuboTV platform.
•In April, the Company entered into a multi-year retransmission renewal with Cox for the carriage of Sinclair stations, Tennis Channel and Sinclair's national networks on its platforms and extended carriage of the Bally Sports RSNs and YES Network.

Community:
•In April, the Company announced that for the third year in a row, a Sinclair station was the winner of a prestigious Investigative Reporters & Editors (IRE) award for its investigative reporting. The Company's Portland, ME station, WGME (CBS), received the 2020 award for its excellent investigative coverage of a flaw in the Veterans Crisis Line, which it identified and helped spur legislative action to correct it.
•In April, Sinclair's first television station, WBFF (Fox) in Baltimore MD, celebrated its 50th anniversary on the air.

Governance
•In April, the Company named Laurie R. Beyer to serve as its newest independent board member.

NEXTGEN Broadcasting (ATSC 3.0):
•As of April, the Company has launched NEXTGEN TV in 14 cities, including Columbus, OH, Syracuse, NY, and Buffalo, NY, which launched since year-end 2020.
•In April, CAST.ERA, a media technology joint venture between Sinclair and SK Telecom, announced it will launch a next generation broadcast solution this year that boosts television content quality utilizing SK Telecom's 5G cloud and AI technology.

Three Months Ended March 31, 2021 Consolidated Financial Results:
•Total revenues decreased 6% to $1,511 million versus $1,609 million in the prior year period. Media revenues decreased 5% to $1,497 million versus $1,574 million in the same period a year ago.
•Total advertising revenues of $371 million decreased 7% versus $400 million in the prior year period, due to the absence of political revenues, as 2021 is a non-political year. Core advertising revenues, which excludes political revenues, in the first quarter of $367 million were up 3% versus $358 million in the first quarter of 2020, benefiting from more local sports games taking place in the quarter compared to the same period a year ago.
•Distribution revenues were $1,109 million versus $1,156 million in the same period a year ago, with the decrease driven by certain distributors that dropped carriage of the RSNs, as well as higher subscriber churn in the Pay TV industry in the quarter compared to the same period a year ago.
•Operating income of $35 million, included Adjustments of $32 million versus operating income of $327 million in the prior year period, which included $20 million of Adjustments. Operating income when excluding the Adjustments decreased to $67 million from $347 million for the same prior-year period.
•Net loss attributable to the Company was $12 million versus net income of $123 million in the prior year period. Excluding Adjustments, the Company had net income of $13 million. Adjusted EBITDA, which excludes Adjustments, decreased 35% to $182 million from $281 million in the prior year period.
•Diluted loss per common share was $(0.16) as compared to diluted earnings per common share of $1.35 in the prior year period. The impact of Adjustments in the three months ending March 31, 2021, on a diluted per-share basis, was $(0.34) and the impact of Adjustments in the three months ending March 31, 2020 was $(0.18).

Consolidated and Segment Highlights
The below highlights include the launch of Marquee Sports Network (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), the divestiture of WDKY in Lexington, KY (September 17, 2020), the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), and the acquisition of ZypMedia (February 5, 2021).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs. The Other segment includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended March 31, 2021	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$361		$698	(a)	$50		$1,109
Advertising revenue	267		65		39		371
Other media revenue	37	(b)	5		(25)	(b)	17
Media revenues	$665		$768		$64		$1,497
Non-media revenue	—		—		14		14
Total revenues	$665		$768		$78		$1,511

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$478		$722	(b)	$36	(b)	$1,236
Sports rights amortization included in media production expenses	—		552		—		552
Non-media expenses	—		—		17		17
Corporate general and administrative expenses	55		3		3		61

Other Highlights:
Sports rights payments	—		607	(a)	—		607
Program contract payments	22		—		3		25
Capital expenditures(c)	6		7		3		16
Interest expense (net) (d)	1		100		41		142
Adjusted EBITDA(e)							182
(a)Local Sports distribution revenue includes $19 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $67 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended March 31, 2021, Broadcast includes $27 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments, the Local Sports segment includes $26 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $4 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended March 31, 2020	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$355		$752		$49		$1,156
Advertising revenue	310		55		35		400
Other media revenue	36	(a)	5		(23)	(a)	18
Media revenues	$701		$812		$61		$1,574
Non-media revenue	—		—		35		35
Total revenues	$701		$812		$96		$1,609

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$456		$535	(a)	$47	(a)	$1,038
Sports rights amortization included in Media production expenses	—		391		—		391
Non-media expenses	—		—		30		30
Corporate general and administrative expenses	44		2		3		49

Other Highlights:
Sports rights payments	—		612		—		612
Program contract payments	23		—		—		23
Capital expenditures(b)	21		4		—		25
Interest expense (net)(c)	1		111		52		164
Adjusted EBITDA(d)							281
(a)For the quarter ended March 31, 2020, Broadcast includes $24 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments, the Local Sports segment includes $23 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $21 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:
•Total Company debt as of March 31, 2021 was $12,540 million, which includes Diamond Sports Group LLC (DSG) debt of $8,121 million.

•Cash and cash equivalents for the Company as of March 31, 2021 was $941 million, which includes $415 million held at DSG.

~~•~~As of March 31, 2021, 51.1 million Class A common shares and 24.2 million Class B common shares were outstanding, for a total of 75.3 million common shares.

•In April, the Company's wholly-owned subsidiary, Sinclair Television Group, Inc. (STG), entered into a new term loan in an aggregate amount of $740 million, the proceeds of which were used to refinance a portion of STG's existing 2024 term loan B-1 tranche. The new term loan matures on April 1, 2028.

•In March, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•Routine capital expenditures in the first quarter of 2021 were $16 million with another $4 million related to the spectrum repack.

•The Local Sports segment's media production expense included $552 million of sports rights amortization, while sports rights payments in the quarter were $607 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2021 and the twelve months ending December 31, 2021.
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be updated in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

For the three months ending June 30, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$470 to 497
Political revenue							4 to 5
Advertising revenue	$270 to 286		$155 to 167		$49		$474 to 502
Distribution revenue	358 to 360		659 to 661		50		1,067 to 1,071
Other media revenue	46	(a)	7 to 9		(25)	(a)	28 to 30
Media revenues	674 to 692		821 to 836		74		1,569 to 1,602
Non-media revenue	—		—		14		14
Total revenues	$674 to 692		$821 to 836		$87		$1,582 to 1,616

Expense Highlights:					—
Media programming & production expenses and media selling, general and administrative expenses	$474 to 478		$1,084 to 1,085	(a)	$70	(a)	$1,629 to 1,633
Sports rights amortization included in media production expenses	—		844	(b)	—		844
Non-media expenses	—		—		19		19
Corporate overhead			2				35
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			22				41
Depreciation, intangible & programming amortization			79				170

Other Highlights:
Sports rights payments	—		$409	(b)	—		$409
Program contract payments							27
Interest expense (net)(c)			101				144
Income tax benefit							Approximately 16% effective tax rate
Net cash tax refunds							Approximately $33 million
Payments to noncontrolling interest holders, including preferred dividend(d)			11				12
Total capital expenditures, including repack			10				38
Repack capital expenditures							6
Adjusted EBITDA(e)			$192 to 206				$349 to 378
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Broadcast segment includes $27 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in the Consolidated column.
(b)Includes approximately $42 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees carried over from 2020.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Preferred dividend is expected to be paid in-kind in the quarter ending June 30, 2021.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2021 ($ in millions)	Broadcast	Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Media revenues		$3,066 to 3,249	(a)
Non-media revenue				70		70

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$1,915 to 1,924	$3,127 to 3,132	(b)	$241 to 243	(b)	$5,283 to 5,299
Sports rights amortization included in media production expenses	—	2,357	(c)	—		2,357
Non-media expenses	—	—		81		81
Corporate overhead		9				160
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above		58				159
Depreciation, intangible & programming amortization		320				686

Other Highlights:
Sports rights payments	—	1,887	(c)	—		1,887
Program contract payments						103
Interest expense (net)(d)		405				576
Income tax benefit						Approximately 18% effective tax rate
Net cash tax refunds						Approximately $211 million
Payments to noncontrolling interest holders, including preferred dividend(e)		81 to 92				86 to 98
Total capital expenditures, including repack		37				135 to 145
Repack capital expenditures						20
Adjusted EBITDA(f)		$458 to 637
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Includes approximately $19 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees.
(b)The Local Sports segment includes approximately $110 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment.
(c)Includes approximately $109 million of lower payments to and rebates from teams of sports rights payments tied to minimum game guarantees.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Preferred dividend is expected to be paid in-kind in the quarters ending June 30, 2021, September 30, 2021, and December 31, 2021.
(f)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2021 results on Wednesday, May 5, 2021, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 186 television stations in 87 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2021	2020
REVENUES:
Media revenues	$1,497	$1,574
Non-media revenues	14	35
Total revenues	1,511	1,609

OPERATING EXPENSES:
Media programming and production expenses	1,023	828
Media selling, general and administrative expenses	213	210
Amortization of program contract costs	23	23
Non-media expenses	17	30
Depreciation of property and equipment	28	24
Corporate general and administrative expenses	61	49
Amortization of definite-lived intangible and other assets	125	150
Gain on asset dispositions and other, net of impairment	(14)	(32)
Total operating expenses	1,476	1,282
Operating income	35	327

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(151)	(180)
Gain on extinguishment of debt	—	2
Income (loss) from equity method investments	9	(6)
Other income (expense), net	124	(4)
Total other expense, net	(18)	(188)
Income before income taxes	17	139
INCOME TAX BENEFIT	9	12
NET INCOME	26	151
Net income attributable to the redeemable noncontrolling interests	(4)	(20)
Net income attributable to the noncontrolling interests	(34)	(8)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(12)	$123
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic (loss) earnings per share	$(0.16)	$1.36
Diluted (loss) earnings per share	$(0.16)	$1.35
Basic weighted average common shares outstanding (in thousands)	74,389	90,609
Diluted weighted average common and common equivalent shares outstanding (in thousands)	74,389	91,226

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA
Net (loss) income attributable to Sinclair Broadcast Group	$(12)	$123
Add: Income from redeemable noncontrolling interests	4	20
Add: Income from noncontrolling interests	34	8
Add: Income tax benefit	(9)	(12)
Add: Other (income) expense	(1)	5
Add: (Income) loss from equity method investments	(9)	6
Add: (Income) loss from other investments and impairments	(123)	2
Add: Gain on extinguishment of debt/insurance proceeds	—	(3)
Add: Interest expense	151	180
Less: Interest income	—	(2)
Less: Gain on asset dispositions and other, net of impairment	(14)	(32)
Add: Amortization of intangible assets & other assets	125	150
Add: Depreciation of property & equipment	28	24
Add: Stock-based compensation	33	13
Add: Amortization of program contract costs	23	23
Less: Cash film payments	(25)	(23)
Add: Amortization of sports programming rights	552	391
Less: Cash sports programming rights payments	(607)	(612)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	32	20
Adjusted EBITDA	$182	$281

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the significant disruption to the operations of the professional sports leagues and the macroeconomy caused by COVID-19 may result in the recognition of further impairment charges on our goodwill and definite-lived intangible assets, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano, 5W, mpadovano@5wpr.com